Exhibit 5

October 29, 2002

Board of Directors
Wachovia Corporation and
Wachovia Preferred Funding Corp.
Charlotte, North Carolina 28288

Ladies and Gentlemen:

I am Senior Vice President and Assistant General Counsel of Wachovia Corporation, a North Carolina corporation (the “Corporation”), and am rendering this opinion in connection with the Registration Statements on Form S-3 and Form S-11 (collectively, the “Registration Statement”) being filed by the Corporation and Wachovia Preferred Funding Corp., a Delaware corporation (“Wachovia Funding”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), with respect to $375,000,000 aggregate initial offering price of (i) 15,000,000 Series A Preferred Securities, liquidation preference $25.00 per share, of Wachovia Funding (“Series A Preferred Securities”), (ii) 2,500,000 shares of Series G, Class A Preferred Stock, no par value, liquidation preference $150.00 per share, of the Corporation (“Class A Preferred Stock”), and (iii) 15,000,000 depositary shares, each representing  1/6th of one share of the Class A Preferred Stock (“Depositary Shares”). The Series A Preferred Securities, the Class A Preferred Stock and Depositary Shares are hereinafter referred to collectively as the “Securities.”

Depositary Shares will be deposited under a Deposit Agreement between the Corporation and Wachovia Bank, National Association, as Depositary, and evidenced by Depositary Receipts.

I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:

(1) The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of North Carolina.

Board of Directors

(2) Wachovia Funding has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

(3) The Series A Preferred Securities have been duly authorized and, when the Registration Statement has become effective under the Act, appropriate articles of amendment to Wachovia Funding’s certificate of incorporation relating to the Series A Preferred Securities have been duly authorized and adopted and filed with the Secretary of State of the State of Delaware, the terms of the Series A Preferred Securities and of their issuance and sale have been duly established in conformity with Wachovia Funding’s certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Wachovia Funding, and the Series A Preferred Securities has been duly issued and sold as contemplated by the Registration Statement, the Series A Preferred Securities will be validly issued, fully paid and nonassessable.

(4) The Class A Preferred Stock has been duly authorized and, when the Registration Statement has become effective under the Act, appropriate articles of amendment to the Corporation’s articles of incorporation relating to the Class A Preferred Stock have been duly authorized and adopted and filed with the Secretary of State of the State of North Carolina, the terms of the Class A Preferred Stock and of their issuance have been duly established in conformity with the Corporation’s articles of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the Class A Preferred Stock has been duly issued as contemplated by the Registration Statement, the Class A Preferred Stock will be validly issued, fully paid and nonassessable.

(5) With respect to Depositary Shares, when the Registration Statement has become effective under the Act, the Deposit Agreement relating to the Depositary Shares has been duly authorized, executed and delivered, the terms of the Depositary Shares and of their issuance have been duly established in conformity with the Deposit Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, the Class A Preferred Stock that is represented by the Depositary Shares has been duly authorized, validly issued and delivered to the Depositary, the Depositary Receipts evidencing the Depositary Shares have been executed, countersigned and issued against deposit of the Class A Preferred Stock in accordance with the Deposit Agreement and the Depositary Shares have been issued as contemplated by the Registration Statement, the Depositary Shares will be validly issued and the Depositary Receipts will entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and

Board of Directors

similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and Wachovia Funding and other sources believed by me to be responsible, and I have assumed that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary thereunder, assumptions which I have not independently verified.

I hereby consent to the use of my name under the heading “Validity of Securities” in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit (5) thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    Ross E. Jeffries, Jr.

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